Exhibit 2.(b).2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of January 15, 2013 (the “Indenture”), among CorpBanca, a Chilean banking corporation (sociedad anónima bancaria) (hereinafter called the “Bank”), having its principal office at Rosario Norte 660, Las Condes, Santiago, Chile, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (in such capacity, the “Trustee”), Registrar, Paying Agent, and Transfer Agent, and Deutsche Bank Luxembourg S.A. as Luxembourg Paying Agent and Luxembourg Transfer Agent.

W I T N E S S E T H:

WHEREAS, the Bank and the Trustee previously have entered into an indenture, dated as of January 15, 2013 (the “Original Indenture”), as supplemented by this First Supplemental Indenture, dated as of January 15, 2013 (the “First Supplemental Indenture”, and together with the Original Indenture and any further supplements thereto, the “Indenture”) providing for the issuance from time to time of debt securities and debt warrants of the Bank to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.1 of the Original Indenture provides that, subsequent to the execution of the Original Indenture and subject to satisfaction of certain conditions, the Bank and the Trustee may enter into one or more indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities (as defined in the Original Indenture);

WHEREAS, on the date hereof the Bank intends to issue pursuant to its Registration Statement on Form F-3 (File No. 333-173509) (the “Registration Statement”), dated April 14, 2011, the Prospectus Supplement dated January 3, 2013 and related Base Prospectus dated April 14, 2011 (collectively, the “Offering Document”) and the Indenture, U.S.$800,000,000 of its 3.125% Global Notes due 2018, in the form attached as Exhibit A hereto (the “Notes”), having the terms and conditions contemplated in the Offering Document as provided for in the Original Indenture, as supplemented by this First Supplemental Indenture;

WHEREAS, the Bank confirms that any and all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery of this First Supplemental Indenture has been in all respects duly authorized;

WHEREAS, pursuant to Section 9.1 of the Original Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, the Bank has directed the Trustee to execute and deliver this First Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration,

the receipt and sufficiency of which are herein acknowledged, the Bank and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture.

Section 1.02. Additional Definitions. (a) For the benefit of the Holders of the Notes, Section 1.01 of the Original Indenture shall be amended by adding the following new definitions:

“Closing Date” means January 15, 2013.

“Offering Document” shall have the meaning set forth in the recitals to this First Supplemental Indenture.

ARTICLE 2

TERMS OF THE SECURITIES

Section 2.01. General. In accordance with Section 3.1 of the Original Indenture, the following terms relating to the Notes are hereby established:

(i) Title: The Notes shall constitute a series of Notes having the title “3.125% Global Notes due 2018.”

(ii) Aggregate Amount: The initial aggregate principal amount of the Notes that may be authenticated and delivered under the First Supplemental Indenture shall be U.S.$800,000,000. Additional Notes of this series may be issued from time to time pursuant to the terms of the Indenture; provided, however, that notwithstanding any statement in the Indenture to the contrary, the Bank will not issue additional new Notes that are treated for non-tax purposes as a single series with the original new Notes but are treated as a separate series for U.S. federal income tax purposes.

(iii) Ranking: The Notes are unsecured and unsubordinated obligations of the Bank and will, other than as set forth below, at all times rank pari passu in right of payment with all of the Bank’s other unsecured obligations, other than obligations that are, by their terms, expressly subordinated in right of payment to the Notes. The Notes will be effectively subordinated to (i) all of the Bank’s secured indebtedness with respect to the value of its assets securing that indebtedness, (ii) certain unsecured obligations that in case of the Bank’s insolvency are granted preferential treatment pursuant to Chilean law and (iii) all of the existing and future liabilities of the Bank’s Subsidiaries, including trade payables.

(iv) Maturity: The entire outstanding principal of the Notes shall be payable in a single installment on January 15, 2018, (the “Notes Stated Maturity”). If any payment date for the Notes falls on a day that is not a Business Day the related payment of principal or interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such payment date, as the case may be. No payments in respect of the principal of the Notes shall be paid prior to the Notes Stated Maturity except in the case of the occurrence and continuation of an Event of Default as described in Section 5.1(a) of the Original Indenture, earlier redeemed at the Bank’s option as described in Section 12.2 of the Original Indenture or for the tax reasons described in Section 12.9 of the Original Indenture.

(v) Interest: Interest on the Notes will accrue at a fixed rate of 3.125% per annum. Interest on the Notes will be payable semi-annually in arrears on each January 15 and July 15 of each year, commencing on July 15 , 2013. For purposes of the calculation of interest on the Notes, “Business Day” means any weekday on which banking and trust institutions in New York and Santiago are not authorized generally or obligated by law, regulation or executive order to close.

The Notes will not be entitled to the benefit of any sinking funds.

(6) Denomination and Form: The Notes will be issued in denominations of $200,000 and any integral multiple of $1,000 and only in the form of securities entitlements in respect of one or more global notes registered in the name of Cede & Co., as nominee of the Depository Trust Company.

(7) Optional Redemption: Pursuant to Section 12.2 of the Original Indenture, the Notes may be redeemed by the Bank, in whole but not in part, at any time, at a redemption price equal to the greater of (i) 100.0% of the principal amount thereof, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest, and additional amounts, if any, on the principal amount of the Notes being redeemed to the date of redemption.

Notwithstanding the foregoing, payments of interest on the Notes that are due and payable on or prior to a date fixed for redemption of Notes will be payable to the holders of those Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture. In connection with such optional redemption, the following defined terms apply:

•

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes.

•

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

•	“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by us to act as the “Independent Investment Banker.”

•

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers (as defined below) specified from time to time by us; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

•

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided that, if that redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

•

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

(8) Early Redemption Solely for Tax Reasons: Pursuant to Section 12.9 of the Original Indenture, the Notes may be redeemed at the election of the Bank, as a whole, but not in part, subject to applicable Chilean law, at any time upon the giving of notice as provided in Section 12.4 of the Original Indenture, at the Redemption Price, plus Additional Amounts, if any, together with any accrued interest to the Redemption Date, only if (i) the Bank certifies to the Trustee immediately prior to the giving of such notice that it has or will become obligated to pay Additional Amounts with respect to the Notes (and, in the case of Additional Amounts payable in respect of Taxes imposed by Chile, such Additional Amounts are in excess of the Additional Amounts payable in respect of the 4% withholding tax payable on payments of interest on the Notes) as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction, or any change in the application or official interpretation of such laws or regulations, or any execution of, or amendment to, any treaty or treaties affecting taxation to which a Relevant Jurisdiction is a party, which change or amendment occurs after the date of issuance of such Notes and (ii) such obligation cannot be avoided by the Bank taking reasonable measures available to it; provided, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Bank would be obligated to pay such Additional Amounts, if a payment in respect of such Notes were then due. For this purpose, “reasonable measures” shall include a change in the jurisdiction of the Paying Agent. Prior to the Redemption Date of such Notes pursuant to Section 12.9 of the Original Indenture, the Bank shall deliver to the Trustee an Officers’ Certificate, certifying that the Bank is entitled to effect such a redemption in accordance with the terms of this Indenture, and setting forth in reasonable detail a statement of the facts giving rise to such right of redemption (together with a written Opinion of Counsel to the effect, among other things, that (a) the Bank has or will become obligated to pay such Additional Amounts as a result of a change or amendment described in Section 12.9 of the Original Indenture, (b) the Bank cannot avoid payment of such Additional Amounts by taking reasonable measures available to it, (c) all governmental approvals necessary for the Bank to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained and that all conditions precedent to the redemption of the Securities have been satisfied) and (d) the redemption is permitted under the Original Indenture.

Section 2.03. Amendments to Article 10 Relating to Covenants.

(a) Statement Additional Covenants Applicable to the Notes: As it applies to the Notes, Article 10 of the Original Indenture shall be amended to include the following:

Section 10.11 Use of Proceeds.

The Bank will use the proceeds from the offer and sale of the Notes after the deduction of any commissions principally for general corporate purposes, primarily to fund the Bank’s lending activities.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effect of the First Supplemental Indenture. This First Supplemental Indenture supplements the Original Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The provisions of this First Supplemental Indenture are intended to apply solely to the Notes and the Holders thereof and shall not apply to any future issuance of securities by the Bank and all references to provisions of the Original Indenture herein amended and restated or otherwise modified shall have effect solely with respect to the Notes contemplated in this First Supplemental Indenture. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this First Supplemental Indenture.

Section 3.02. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

Section 3.03. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Bank.

Section 3.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this First Supplemental Indenture.

Section 3.05. Counterparts. The parties may sign any number of copies (including facsimile copies) of this First Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CORPBANCA

by:	/s/ Cristián Canales Palacios
Name: Cristián Canales Palacios
Title: Director – Legal & Control

by:	/s/ Hernan Linetzky Mc-Manus
Name: Hernan Linetzky Mc-Manus
Title: SVP – Head of International

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

by:	/s/ Linda Reale
Name: Linda Reale
Title: Vice President

by:	/s/ Rodney Gaughan
Name: Rodney Gaughan
Title: Vice President

DEUTSCHE BANK LUXEMBOURG S.A., as Luxembourg Paying Agent/Transfer Agent

by:	/s/ Linda Reale
Name: Linda Reale
Title: Attorney-in-Fact

by:	/s/ Rodney Gaughan
Name: Rodney Gaughan
Title: Attorney-in-Fact

First Supplemental Indenture

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY AS REFERRED TO IN THE INDENTURE HEREINAFTER REFERENCED. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EACH PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN, INCLUDING ANY TRANSFEREE THEREOF, BY SUCH PURCHASE OR HOLDING, SHALL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (I) IT IS NOT AND IS NOT ACTING ON BEHALF OF A PERSON WHO IS OR WILL BE (A) AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1986, AS AMENDED (“ERISA”), A PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANOTHER EMPLOYEE BENEFIT PLAN SUBJECT TO U.S. FEDERAL, STATE OR LOCAL LAW, OR TO NON-U.S. LAW, THAT IS SIMILAR TO ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (II) ITS PURCHASE AND HOLDING OF NOTES DOES NOT AND WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE OR A VIOLATION OF SIMILAR LAW.

CORPBANCA

__% [SENIOR] NOTES DUE [    ]

No. [ ]	[principal amount] CUSIP [ ] ISIN [ ] Common Code [ ]

CORPBANCA, a banking corporation (“sociedad anónima bancaria”) duly organized and existing under the laws of the Republic of Chile (herein called the “Bank,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to

Cede & Co.

or registered assigns, the principal sum as set forth on the Schedule of Increases or Decreases annexed hereto at the office or agency of the Bank in the Borough of Manhattan, The City of New York, on [ , ] by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum semiannually on [interest payment date] and [interest payment date] of each year, commencing on [first interest payment date], at said office or agency, in like coin or currency, at the rate per annum specified in the title hereof, from the [interest payment date] or [interest payment date], as the case may be, next preceding the date of this Note to which interest on the Notes has been paid or duly provided for (unless the date hereof is the date to which interest on the Notes has been paid or duly provided for, in which case from the date of this Note), or, if no interest has been paid on these Notes or duly provided for, from [ , ] (the “Original Issue Date”), until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after [record date] or [record date] and before the next succeeding [interest payment date] or [interest payment date], respectively, this Note shall bear interest from such [interest payment date] or [interest payment date], as the case may be; provided, however, that if the Bank shall default in the payment of interest due on such [interest payment date] or [interest payment date], then this Note shall bear interest from the next preceding [interest payment date] or [interest payment date] to which interest on the Notes has been paid or duly provided for, or, if no interest has been paid on the Notes or duly provided for, from the Original Issue Date. The interest so payable, and punctually paid or duly provided for, on any [interest payment date] or [interest payment date] will, except as provided in the Indenture referred to on the reverse hereof, be paid by wire transfer of immediately available funds to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the next preceding [record date] or [record date], as the case may be (herein called the “Regular Record Date”), whether or not a Business Day, or may, at the option of the Bank, unless this Note is a Global Security, be paid by check mailed to the registered address of such Person. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid either to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such

Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in said Indenture. Notwithstanding the foregoing, in the case of interest payable at Stated Maturity, such interest shall be paid to the same Person to whom the principal hereof is payable. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

All payments of or in respect of principal, interest and premium, if any, in respect of this Note shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges (or interest on any of the foregoing) (collectively, “Taxes”) imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic (or any political subdivision or governmental authority thereof or therein having power to tax) or any other jurisdiction from or through which the Bank makes any payment under the Notes (or any political subdivision or governmental authority thereof or therein having power to tax) (a “Relevant Jurisdiction”), unless such withholding or deduction is required by law. In such event, the Bank will pay the Holders of such Notes or the Trustee, as the case may be, such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts received by the Holders of such Notes hereof or the Trustee, as the case may be, after the Bank makes such withholding or deduction shall not be less than the respective amounts of principal, interest and premium, if any, that would have been received in respect of this Note in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of this Note (i) in the case of payments for which presentation of this Note is required, presented for payment more than 30 days after the later of (x) the date on which such payment first became due and (y) if the full amount payable has not been received in the Place of Payment by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders by the Trustee, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting this Note for payment on the last day of such 30-day period; (ii) for any estate, inheritance, gift, sales, transfer, excise, personal property or similar Taxes (iii) held by or on behalf of a Holder who is liable for Taxes imposed in respect of this Note by reason of such Holder or beneficial owner of such Note having some present or former, direct or indirect, connection with a Relevant Jurisdiction, other than the mere holding of this Note or the receipt of principal, interest or premium, if any, or the enforcement of rights in respect thereof; (iv) for any Taxes which are payable other than by deduction or withholding from payments of principal of, or interest or premium on the Notes or by direct payment by the Bank in respect of claims made against the Bank; (v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed (or would have been reduced) but for the failure of a Holder or a beneficial owner of a Note to provide any required certification, documentation, or other information concerning the nationality, residence, identity or connection with the Relevant Jurisdiction or to make other similar claim for exemption to the Relevant Jurisdiction, if, after having been requested in writing by the Bank to provide such applicable certification, documentation or information or to make such a claim, such Holder or beneficial owner fails to do so within 30 days; provided that in no event shall such obligation to provide such certification, documentation or information require such Holder or beneficial owner to provide any more onerous information, documents, or other evidence than would be required to be provided had such Holder or beneficial owner been required to provide the U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP and/or W-8IMY that (a) imposes on such Person any material unreimbursed cost or expense or (b) requires the disclosure of any material nonpublic information to any unrelated Person; (vi) any withholding or deduction imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; (vii) any Taxes which would have been avoided by a Holder presenting the relevant Note (if presentation is required) or requesting that such payment be made to another paying agent in a member state of the European Union; or (viii) any combination of the above. In addition, no Additional Amounts shall be paid with respect to any payment to any Holder of Notes who is a fiduciary or a partnership or other than the sole beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly. All references to principal, interest, premium and other amounts payable hereunder shall be deemed to include references to any Additional Amounts which may be payable as set forth in the Indenture or in this Note. Refunds, if any, of Taxes with respect to which the Bank pays Additional Amounts shall be for the account of the Bank.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, CORPBANCA has caused this Note to be duly executed.

Dated: [    ], 2013

CORPBANCA

by:
Name:
Title:

by:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [    ], 2013

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

by:
Authorized Signatory

REVERSE OF NOTE

This Note is one of the duly authorized issue of [senior] debentures, notes, bonds or other evidences of [senior] indebtedness (hereinafter called the “Securities”) of the Bank, of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture dated as of January 15, 2013, (herein called the “Indenture”), duly executed and delivered by the Bank, Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”) registrar, paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as Luxembourg paying agent and transfer agent, to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any Paying Agent, the Bank and the Holders of the Securities and the terms upon which the Securities are issued and are to be authenticated and delivered.

The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Securities of the Bank issued pursuant to the Indenture and designated as [    ]% [Senior Notes] due [    ] (herein called the “Notes”), limited in aggregate principal amount to U.S.$[    ]. Additional Notes of this series may be issued from time to time pursuant to the terms of the Indenture.

The Notes are unsecured and unsubordinated obligations of the Bank and will at all times rank pari passu in right of payment with all of the Bank’s other unsecured obligations, if any, other than the subordinated notes and other obligations that are, by their terms, expressly subordinated in right of payment to the Notes. The Notes will be effectively subordinated to (i) all of the Bank’s secured indebtedness with respect to the value of the Bank’s assets securing that indebtedness, (ii) certain unsecured and unsubordinated obligations that in case of the Bank’s insolvency are granted preferential treatment pursuant to Chilean law, and (iii) all of the existing and future liabilities of the Bank’s subsidiaries, including trade payables of the Bank’s subsidiaries.

The Notes are subject to redemption in whole, but not in part, upon not less than 30 nor more than 60 days’ notice to the Holders by first-class mail at any time, at a Redemption Price equal to 100% of the principal amount plus Additional Amounts, if any, together with any accrued but unpaid interest to the Redemption Date, if (i) the Bank certifies to the Trustee immediately prior to the giving of such notice that it has or will become obligated to pay Additional Amounts with respect to the Notes (in excess of the Additional Amounts payable in respect of the 4% withholding tax payable on payments of interest on the Notes) as a result of any change in or amendment to the laws or regulations of the Republic or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, or any execution of, or amendment to, any treaty or treaties affecting taxation to which Chile is a party, which change or amendment occurs after the date of issuance of the Notes, and (ii) such obligation cannot be avoided by the Bank taking reasonable measures available to it; provided, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Bank would be obligated to pay such Additional Amounts, if a payment in respect of the Notes were then due. Prior to the Redemption Date of the Notes pursuant to the Indenture, the Bank shall deliver to the Trustee an Officers’ Certificate, stating that the Bank is entitled to effect such a redemption pursuant to the Indenture, and setting forth in reasonable detail a statement of the facts giving rise to such right of redemption (together with a copy of a written Opinion of Counsel to the effect that, among other things, (a) the Bank has become obligated to pay such Additional Amounts as a result of a change or amendment described herein, (b) the Bank cannot avoid payment of such Additional Amounts by taking reasonable measures available to it and (c) all governmental approvals necessary for the Bank to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained and that all conditions precedent to the redemption of the Notes have been satisfied).

The Indenture permits, with certain exceptions as therein provided, the Bank and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of each series under the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be adversely affected thereby on behalf of the Holders of all Securities of such series. The Indenture also permits the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Notes. In addition, subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Bank and the Trustee may amend the Indenture or the Notes to make changes that do not adversely affect the rights of any Holder in any material respect.

The Bank may from time to time without the consent of the holders of Notes create and issue further notes, having the same terms and conditions as the Notes in all respects (or in all respects except for the payment of interest on such Notes scheduled and paid prior to such time), so that such further issue may be consolidated and form a single series with the outstanding Notes.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in manner, with the effect and subject to the conditions provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, rate and respective times and in the coin or currency herein and in the Indenture prescribed.

The Notes are issuable in registered form without coupons in denominations of U.S.$200,000 and any integral multiple of U.S.$1,000. Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Bank in the Borough of Manhattan, The City of New York, designated for such purpose and in the manner and subject to the limitations provided in the Indenture.

The Trustee will be the Paying Agent and the Security Registrar with respect to the Notes. The Bank reserves the right at any time to vary or terminate the appointment of any Paying Agent or Security Registrar, to appoint additional or other Paying Agents and other Security Registrars, which may include the Bank, and to approve any change in the office through which any Paying Agent or Security Registrar acts; provided that there will at all times be a Paying Agent in The City of New York and there will be no more than one Security Registrar for the Notes.

For so long as any Securities are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market and the rules of the exchange so require, the Bank will maintain a Paying Agent and Transfer Agent in Luxembourg. To the extent that the Luxembourg Paying Agent is obliged to withhold or deduct Tax on payments of interest or similar income, the Bank will, to the extent permitted by law, ensure that it maintains an additional Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct Tax pursuant to European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the European Council of Economic and Finance Ministers ECOFIN) meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive.

Upon due presentment for registration of transfer of this Note at the office or agency of the Bank in The City of New York designated for such purpose, a new Note or Notes of authorized denominations for a like aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture.

No charge shall be made for any such transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

The Bank, the Trustee and any agent of the Bank or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and none of the Bank, the Trustee or any such agent shall be affected by notice to the contrary.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.